Exhibit 99.1


 MICROACCEL AND NETWORK LIFESTYLE RADIO CORP. ANNOUNCE CLOSING OF SHARE EXCHANGE
                                    AGREEMENT

MONDAY, MARCH 4, 2002, VANCOUVER, BC - Effective February 28th, 2002, MicroAccel Inc. (the "Company") announces that it has executed definitive share exchange agreements to acquire Network Lifestyle Radio Corp. ("NLR").

Network Lifestyle Radio Corp. is a multi-media marketing company focusing on unique and proprietary products & services that cover the entire spectrum of health, wellness, and anti-aging needs. Through its wholly owned subsidiary, HALO.TV, Inc. ("HALO"), NLR represents world-class, leading-edge product technologies. HALO will assist in product branding and corporate awareness through the use of a converged multi-media strategy that includes a nationally syndicated radio show, live and archived webcasting, and television. Retail sales will be conducted through a national network of home-based Lifestyle Consultants. The NLR/HALO media programming is educational, geared to support product awareness, branding and merchandising and tailored to appeal to the home-based entrepreneur.

"This is the first time that a direct-selling company has gone to market with its own branding and awareness vehicle by way of syndicated media" said Mr. Jesse Dylan, the Company's President & CEO, pointing out that NLR is broadcasting in 70 markets, from New York to Los Angeles, laying the foundation for a rapid and successful deployment of direct selling.

Mr. Dylan later added: "Direct sales is an $82 billion a year industry in the United States and we are leveraging several converging trends to catalyze our business. Baby Boomers are turning 50 at the rate of one every eight seconds and they have demonstrated their willingness to invest in themselves in order to look and feel younger. Combined with the rapidly growing trend in home-based business start-ups, it would seem that demographics and lifestyle considerations are on our side at Network Lifestyle Radio Corp."

Mr. Dean Mailey, the Company's COO said: "NLR has just launched its direct-sales division on March 1, 2002. Early reaction to our direct-selling model from across North America has been positive and encouraging. We anticipate rapid growth from this division."

The share exchange agreements provide for the issuance of 11,614,133 newly issued shares of MicroAccel in exchange for 99.65% of the outstanding shares of NLR. The Company intends to apply to change its name to Health Anti-Aging Lifestyle Options, Inc. (HALO) on or about March 18th, 2002 and anticipates that the NASD will assign a new trading symbol upon acceptance.

This press release may contain certain forward-looking information and statement concerning the company's operations, performance and financial condition, including, in particular, the likelihood of the company's success in developing and expanding its business, and the likelihood of its success in developing a direct sales division of the company. These statements are based upon a number of uncertainties and contingencies, many of which are beyond the control of the company. Actual results may differ materially from those expressed or implied by such forward-looking statements. This document is not intended to be and is not an advertisement for any securities of the company.



For more information please visit our website at www.halo.tv.
                                                 -----------
Contact:  Jesse Dylan, President   Phone: 604-913-2311